EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Fourth Quarter, Full Year Results

•
Generated full year net earnings of $324 million and Adjusted EBITDA of $1 billion
•
Returned $766 million in total cash back to shareholders, including $160 million of share repurchase completed in 2025
•
Completed prior $1 billion share repurchase program and announced new $1 billion authorization in 2025
•
Completed previous multi-year targets and launched new strategy to accelerate growth through 2030 at Investor Day in December
•
Enhanced company’s timberlands portfolio through a series of strategic and capital-efficient transactions
•
Delivered a significant year-over-year increase in Climate Solutions results, exceeding the company’s 2025 financial target
•
Announced new partnership to advance transformational biocarbon business

SEATTLE, January 29, 2026 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $74 million, or 10 cents per diluted share, on net sales of $1.5 billion. This compares with net earnings of $81 million, or 11 cents per diluted share, on net sales of $1.7 billion for the same period last year and net earnings of $80 million for third quarter 2025. Excluding an after-tax benefit of $141 million for special items, the company reported a fourth quarter net loss of $67 million, or a loss of 9 cents per diluted share. This compares with net earnings before special items of $40 million for third quarter 2025. There were no special items in fourth quarter 2024. Adjusted EBITDA for fourth quarter 2025 was $140 million, compared with $294 million for the same period last year and $217 million for third quarter 2025.

For full year 2025, Weyerhaeuser reported net earnings of $324 million, or 45 cents per diluted share, on net sales of $6.9 billion. This compares with net earnings of $396 million on net sales of $7.1 billion for full year 2024. Full year 2025 includes a total after-tax benefit of $181 million for special items. Excluding these items, the company reported net earnings of $143 million, or 20 cents per diluted share. This compares with net earnings before special items of $384 million for full year 2024. Adjusted EBITDA for full year 2025 was $1.0 billion, compared with $1.3 billion for full year 2024.

“Our performance in 2025 reflects solid execution across all businesses, notwithstanding extremely challenging market conditions,” said Devin W. Stockfish, president and chief executive officer. “Notably, we delivered on the multi-year targets we established in 2021 and launched a new, transformative companywide strategy to accelerate growth and drive significant value creation through 2030. Additionally, in 2025 we further optimized our timberlands portfolio, expanded our Climate Solutions offerings, captured $92 million of operational excellence improvements, increased our base dividend by 5 percent, and returned a significant amount of cash back to shareholders. We also broke ground on our new TimberStrand® facility in Arkansas and made meaningful investments across our portfolio. Entering 2026, we maintain a favorable longer-term outlook for the demand fundamentals that support our businesses and are well positioned to capitalize as market conditions improve. We remain focused on serving our customers and advancing our new strategy to accelerate growth and drive significant long-term value for shareholders.”

In 2025, the company delivered strong results from its Climate Solutions business, generating operating income of $102 million and Adjusted EBITDA of $119 million. Adjusted EBITDA in 2025 was a 42 percent increase compared to 2024 and resulted in the company exceeding its previous target to reach $100 million of Climate Solutions Adjusted EBITDA by year-end 2025. The company is encouraged by continued market development and demand for its Climate Solutions offerings and set a new target to reach $250 million of Adjusted EBITDA by 2030 at its Investor Day in December 2025.

As previously disclosed, in October Weyerhaeuser completed the divestiture of 28,000 acres of timberlands in Oregon for $190 million. In addition, the company made progress on two additional divestiture transactions in the fourth quarter, both of which were previously announced. In December, Weyerhaeuser completed the sale of approximately 86,000 acres in

Georgia and Alabama for $216 million and entered into an agreement to divest approximately 108,000 acres in Virginia for $193 million. The Virginia transaction is expected to close in first quarter 2026 and is subject to customary closing conditions.

In the fourth quarter, Weyerhaeuser completed the purchase of a group annuity contract that transferred approximately $455 million of the company’s U.S. pension liabilities to an insurance carrier. The contract purchase was funded from $440 million of U.S. pension plan assets. As a result of the transaction, fourth quarter special items include a non-cash after-tax settlement charge of $111 million. In conjunction with the transaction, the company made a $200 million voluntary cash contribution to the plan. This transaction is the latest in a series of actions taken to reduce the company’s pension plan obligations. Since beginning these efforts in 2018, Weyerhaeuser’s pension obligations have decreased from $6.8 billion to $1.9 billion as of December 31, 2025.

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2025	2025	2024	2025	2024
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$1,717	$1,541	$1,708	$6,905	$7,124
Net earnings	$80	$74	$81	$324	$396
Net earnings per diluted share	$0.11	$0.10	$0.11	$0.45	$0.54
Weighted average shares outstanding, diluted	722	722	728	724	729
Net earnings (loss) before special items(1)(2)	$40	$(67)	$81	$143	$384
Net earnings (loss) per diluted share before special items(1)	$0.06	$(0.09)	$0.11	$0.20	$0.53
Adjusted EBITDA(1)	$217	$140	$294	$1,021	$1,292
Net cash from operations	$210	$(114)	$218	$562	$1,008
Adjusted FAD(3)	$117	$(24)	$69	$397	$567
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Fourth quarter 2025 after-tax special items include a $117 million gain on the sale of Georgia and Alabama timberlands, a $149 million gain on the sale of Oregon timberlands, a $111 million pension settlement charge and a $14 million noncash environmental remediation charge. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2025	2025
(millions)	Q3	Q4	Change
Net sales	$536	$487	$(49)
Net contribution to pretax earnings	$80	$316	$236
Pretax benefit for special items	$—	$(266)	$(266)
Net contribution to pretax earnings before special items	$80	$50	$(30)
Adjusted EBITDA	$148	$114	$(34)

Q4 2025 Performance – Fee harvest volumes in the West and South were lower than the third quarter due to fewer working days. In the West, sales volumes and per unit log and haul costs were lower, while sales realizations were slightly lower. In the South, sales realizations were slightly higher due to mix, and per unit log and haul costs were higher. Forestry and road costs in the West and South were seasonally lower.

Fourth quarter pretax special items include a total gain of $266 million on the sale of timberlands.

Q1 2026 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be comparable to the fourth quarter. In the West, the company expects fee harvest volumes and forestry and road costs to be comparable. Sales volumes are expected to be slightly higher, while per unit log and haul costs are expected to be slightly lower. Sales realizations are expected to be slightly lower overall due to mix, but comparable for domestic logs. In the South, the company expects fee harvest volumes and per unit log and haul costs to be slightly lower. Sales realizations are expected to be slightly lower due to mix, and forestry and road costs are expected to be moderately higher.

REAL ESTATE, ENERGY & NATURAL RESOURCES(1)

FINANCIAL HIGHLIGHTS	2025	2025
(millions)	Q3	Q4	Change
Net sales	$103	$103	$—
Net contribution to pretax earnings	$69	$84	$15
Adjusted EBITDA	$91	$95	$4
(1)
Beginning in the first quarter of 2026, the Real Estate, Energy and Natural Resources (Real Estate & ENR) segment will be renamed Strategic Land Solutions. The segment will include the following businesses: Real Estate, Natural Resources and Climate Solutions.

Q4 2025 Performance – Earnings and Adjusted EBITDA increased from the third quarter due to the timing and mix of real estate sales. The average price per acre was significantly higher, while the number of acres sold and basis as a percentage of real estate sales were significantly lower.

Q1 2026 Outlook – Weyerhaeuser anticipates first quarter earnings before special items will be approximately $75 million higher than the fourth quarter and Adjusted EBITDA will be approximately $90 million higher than the fourth quarter due to the timing and mix of real estate sales and a large conservation easement transaction. The company expects full year 2026 Adjusted EBITDA for the segment to be approximately $425 million and basis as a percentage of real estate sales to be 25 to 35 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2025	2025
(millions)	Q3	Q4	Change
Net sales	$1,228	$1,085	$(143)
Net charge to pretax earnings	$(19)	$(78)	$(59)
Pretax benefit for special items	$(29)	$—	$29
Net charge to pretax earnings before special items	$(48)	$(78)	$(30)
Adjusted EBITDA	$8	$(20)	$(28)

Q4 2025 Performance – Sales realizations for lumber and oriented strand board decreased 3 percent and 6 percent, respectively, compared with third quarter averages. For lumber, sales volumes were lower and unit manufacturing costs were slightly higher due to reduced production levels. Log costs were moderately lower. For oriented strand board, sales volumes were slightly higher, unit manufacturing costs were comparable, and fiber costs were slightly lower. For engineered wood products, sales realizations and raw material costs were comparable, sales volumes were lower, and unit manufacturing costs were slightly higher. Distribution results were slightly lower than the third quarter.

Q1 2026 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be slightly higher than the fourth quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, slightly lower log costs, and lower unit manufacturing costs. For oriented strand board, the company anticipates sales volumes and fiber costs to be slightly higher and unit manufacturing costs to be slightly lower. For engineered wood products, the company expects comparable sales volumes for most products, slightly lower sales realizations, and comparable raw material costs. Distribution results are expected to be higher than the fourth quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls more than 10 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2025, the company generated $6.9 billion in net sales and employed approximately 9,500 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 30, 2026, to discuss fourth quarter results.

To access the live webcast and presentation online, visit the Investors section on www.weyerhaeuser.com on January 30, 2026.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13755106) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13755106). Replays will be available for two weeks at 1-844-512-2921 (access code: 13755106) from within North America, and at 1-412-317-6671 (access code: 13755106) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: our future operating performance, long-term demand drivers for our products, capitalizing on improving market conditions and delivery of long-term shareholder value and returns; the occurrence, timing and expected cash proceeds from timberlands divestitures; first quarter earnings before special items and Adjusted EBITDA for our Timberlands, Real Estate, Energy & Natural Resources and Wood Products segments, as well as full year Adjusted EBITDA and basis as a percentage of real estate sales for our Real Estate, Energy & Natural Resources segment; fee harvest volumes, sales realizations, per unit log and haul costs and forestry and road costs for our Timberlands segment; sales volumes, log and fiber costs and unit manufacturing costs for our lumber and oriented strand board businesses; sales volumes, sales realizations and raw material costs for our engineered wood products business; and expected first quarter results for our distribution business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” “outlook,” “will” and similar words and expressions or reference events to occur in a future time period or by a future date. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•
changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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U.S. trade policy and resulting restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
•
potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
•
our ability to hire and retain capable employees;
•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
•
raw material availability and prices;
•
the effect of weather;
•
changes in global or regional climate conditions and governmental response to such changes;
•
the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•
the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;
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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy prices;
•
transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
•
legal proceedings;
•
performance of pension fund investments and related derivatives;
•
the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
•
the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
•
changes in accounting principles; and
•
other risks and uncertainties identified in our 2024 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2025:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$324
Interest expense, net of capitalized interest					273
Income taxes					(64)
Net contribution (charge) to earnings	$586	$315	$55	$(423)	$533
Non-operating pension and other post-employment benefit costs(1)	—	—	—	220	220
Interest income and other	—	—	—	(22)	(22)
Operating income (loss)	586	315	55	(225)	731
Depreciation, depletion and amortization	261	12	224	12	509
Basis of real estate sold	—	84	—	—	84
Special items included in operating income (loss)(2)(3)(4)	(266)	—	(29)	(8)	(303)
Adjusted EBITDA	$581	$411	$250	$(221)	$1,021

(1)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $145 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(2)
Operating income (loss) for Timberlands includes pretax special items consisting of a $117 million gain on the sale of Georgia and Alabama timberlands and a $149 million gain on the sale of Oregon timberlands.
(3)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $29 million gain on the sale of our Princeton lumber mill.
(4)
Operating income (loss) for Unallocated Items includes pretax special items consisting of a $26 million insurance recovery and an $18 million noncash environmental remediation charge.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$396
Interest expense, net of capitalized interest					269
Income taxes					31
Net contribution (charge) to earnings	$280	$216	$457	$(257)	$696
Non-operating pension and other post-employment benefit costs	—	—	—	42	42
Interest income and other	(1)	—	—	(52)	(53)
Operating income (loss)	279	216	457	(267)	685
Depreciation, depletion and amortization	260	13	219	10	502
Basis of real estate sold	—	120	—	—	120
Special items included in operating income (loss)(1)	—	—	(15)	—	(15)
Adjusted EBITDA	$539	$349	$661	$(257)	$1,292
(1)
Operating income (loss) for Wood Products includes pretax special items consisting of a $25 million product remediation recovery and a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2025:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$74
Interest expense, net of capitalized interest					70
Income taxes					(51)
Net contribution (charge) to earnings	$316	$84	$(78)	$(229)	$93
Non-operating pension and other post-employment benefit costs(1)	—	—	—	163	163
Interest income and other	—	—	—	(5)	(5)
Operating income (loss)	316	84	(78)	(71)	251
Depreciation, depletion and amortization	64	3	58	4	129
Basis of real estate sold	—	8	—	—	8
Special items included in operating income (loss)(2)(3)	(266)	—	—	18	(248)
Adjusted EBITDA	$114	$95	$(20)	$(49)	$140
(1)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $145 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(2)
Operating income (loss) for Timberlands includes pretax special items consisting of a $117 million gain on the sale of Georgia and Alabama timberlands and a $149 million gain on the sale of Oregon timberlands.
(3)
Operating income (loss) for Unallocated includes a pretax special item consisting of an $18 million noncash environmental remediation charge.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2025:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$80
Interest expense, net of capitalized interest					71
Income taxes					(41)
Net contribution (charge) to earnings	$80	$69	$(19)	$(20)	$110
Non-operating pension and other post-employment benefit costs	—	—	—	19	19
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	80	69	(19)	(7)	123
Depreciation, depletion and amortization	68	3	56	3	130
Basis of real estate sold	—	19	—	—	19
Special items included in operating income (loss)(1)(2)	—	—	(29)	(26)	(55)
Adjusted EBITDA	$148	$91	$8	$(30)	$217
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $29 million gain on the sale of our Princeton lumber mill.
(2)
Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $26 million insurance recovery.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$81
Interest expense, net of capitalized interest					66
Income taxes					(7)
Net contribution (charge) to earnings	$62	$46	$106	$(74)	$140
Non-operating pension and other post-employment benefit costs	—	—	—	11	11
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	62	46	106	(73)	141
Depreciation, depletion and amortization	64	3	55	4	126
Basis of real estate sold	—	27	—	—	27
Adjusted EBITDA	$126	$76	$161	$(69)	$294

The table below reconciles Climate Solutions Adjusted EBITDA for the year ended December 31, 2025:

2025
(millions)	Full Year
Operating income	$102
Depreciation, depletion and amortization	1
Basis of real estate sold	16
Adjusted EBITDA	$119

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (INCOME TAX AFFECTED)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2025	2025	2024	2025	2024
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings	$80	$74	$81	$324	$396
Environmental remediation charge	—	14	—	14	—
Gain on lumber mill sale	(21)	—	—	(21)	—
Gain on sale of timberlands	—	(266)	—	(266)	—
Insurance recovery	(19)	—	—	(19)	—
Pension settlement charge	—	111	—	111	—
Product remediation recovery	—	—	—	—	(19)
Restructuring, impairments and other charges	—	—	—	—	7
Net earnings (loss) before special items	$40	$(67)	$81	$143	$384

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2025	2025	2024	2025	2024
	Q3	Q4	Q4	Full Year	Full Year
Net earnings per diluted share	$0.11	$0.10	$0.11	$0.45	$0.54
Environmental remediation charge	—	0.02	—	0.02	—
Gain on lumber mill sale	(0.03)	—	—	(0.03)	—
Gain on sale of timberlands	—	(0.36)	—	(0.36)	—
Insurance recovery	(0.02)	—	—	(0.03)	—
Pension settlement charge	—	0.15	—	0.15	—
Product remediation recovery	—	—	—	—	(0.02)
Restructuring, impairments and other charges	—	—	—	—	0.01
Net earnings (loss) per diluted share before special items	$0.06	$(0.09)	$0.11	$0.20	$0.53

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2025	2025	2024	2025	2024
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net cash from operations	$210	$(114)	$218	$562	$1,008
Capital expenditures	(125)	(149)	(149)	(474)	(416)
Adjustments to FAD(1)	32	239	—	309	(25)
Adjusted FAD	$117	$(24)	$69	$397	$567
(1)
Adjustments to FAD in 2024 include a $25 million product remediation recovery received in second quarter 2024. Adjustments to FAD in 2025 include a $200 million pension plan contribution paid in fourth quarter 2025, as well as $32 million, $39 million and $109 million in capital expenditures related to our Monticello engineered wood products facility in third quarter, fourth quarter and full year 2025, respectively.